1 KALTURA, INC. SEVERANCE PLAN 1. ESTABLISHMENT AND PURPOSE The Kaltura, Inc. Severance Plan (the “Plan”) was established by the Compensation Committee (“Compensation Committee”) of the Board of Directors (the “Board”) of Kaltura, Inc. (together with its subsidiaries and affiliates that may employ Participants from time to time, the “Company”), effective as of June 27, 2025 (the “Effective Date”). The purpose of this Plan is to promote the interests of the Company and its equityholders by retaining certain executive-level employees through the provision of severance protections to such employees in the event their employment is terminated under the circumstances described in this Plan. The Plan is intended to be, and shall be interpreted and construed as, an unfunded employee welfare benefit plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 2520.104-24 of the regulations promulgated by the U.S. Department of Labor, maintained primarily for the benefit of a select group of management or highly compensated employees (a “top-hat” plan). 2. DEFINITIONS AND CONSTRUCTION 2.1 Definitions. Whenever used in this Plan, capitalized terms shall have the same meaning as set forth herein or in Appendix A. 2.2 Construction. Captions and titles of sections contained in this Plan are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise. 3. PARTICIPATION The Participants are the executive-level employees of the Company Group who are designated by the Administrator to participate in this Plan from time to time. The Administrator may designate such employees as Tier I Participants or Tier II Participants. A list of Participants and their designations shall be maintained (and may be amended from time-to-time) by the Administrator in accordance with the terms and conditions set forth herein. As of the Effective Date of this Plan, the Participants are as listed in Appendix B attached hereto. As a condition to participation in this Plan, each Participant agrees to be bound by the terms and conditions of this Plan by virtue of executing a participation notice, amendment of the Employment Agreement and/or such other instrument in the form to be provided by the Company Group and delivered to the Company in accordance with Section 14.1 hereof.

2 4. QUALIFYING TERMINATION 4.1 Qualifying Standard Termination. In the event of a Participant’s Qualifying Standard Termination, the Participant shall be entitled to receive the compensation and benefits described in this Section 4.1. (a) The Participant shall be entitled to receive the sum of (i) any Base Salary earned but unpaid through the date of such Participant’s Termination of Employment, (ii) any unreimbursed expenses in accordance with the Company’s expense reimbursement policy, (iii) payments for any accrued but unused vacation leave and/or paid time off through the date of such Participant’s Termination of Employment, payable pursuant to law or the terms of the Company’s vacation leave and paid time off policies, as applicable, (iv) any earned but unpaid bonus for any prior completed fiscal years of the Company, (v) any accrued and vested rights or benefits under any Company-sponsored employee benefit plans payable in accordance with the terms and conditions of such plans, and (vi) any other payments due to such Participant under his or her applicable Employment Agreement or Company policies or as required under applicable local laws and regulations, including any earned but unpaid Allowances, if any (the sum of the amounts described in the foregoing subclauses, the “Accrued Obligations”), which shall be paid as soon as reasonably practicable (and no later than 30 days) after the date of Termination of Employment, unless otherwise required by laws applicable in the Participant’s jurisdiction. For purposes of Section 4.1(a)(iv), a Participant shall have the right to receive an annual cash bonus with respect to any year prior to the year in which the Participant’s Deemed Termination Date occurs if such bonus has been “earned” upon attainment of applicable performance goals as determined by the Board and/or Compensation Committee (as required under the Company’s bylaws, committee charters, or applicable law) in their sole discretion, but has not yet been paid (the “Prior Year Performance-Based Compensation”). In addition, the Participant shall have the right to receive an annual cash bonus with respect to the performance year in which the Deemed Termination Date occurs, prorated based on the number of days elapsed prior to the Deemed Termination Date (the “Pro-Rated Current Year Performance-Based Compensation”), with the payment based on the attainment of the Participant’s individual OKRs and performance targets and goals with respect to such Participant’s service term in the current year until the Termination of Employment (with the applicable targets being linearly prorated to the actual term of employment until such date), and the Company’s actual achievement level of the Company’s OKRs and financial targets at the end of that current year as determined for all other Participants and officers of the Company Group, and payable at the time the annual cash bonus is paid in the ordinary course. (b) Additionally, provided that the Participant executes the Release prior to the applicable Release Deadline and such Release then becomes effective and irrevocable in accordance with its terms, subject to Section 16, the Participant shall be entitled to receive the following severance payments and benefits (the “Severance Benefits”): (1) The Company shall pay the Participant an amount equal to the product of Participant’s (I) Severance Multiplier and (II) Base Salary Rate, which amount shall be payable in accordance with the Company’s normal payroll practices over the Severance Period (the “Severance Payment”). For the avoidance of doubt, the Severance Payment is paid in addition to any amounts payable by the Company Group during the Standard Notice Period.

3 (2) Subject to the requirements of the Code, if a Participant properly elects healthcare continuation coverage under the Company’s group health insurance plans pursuant to COBRA (or an equivalent coverage outside of the United States, to the extent the Company generally provides health benefits in excess of statutory government-provided health insurance), to the extent applicable, then the Company shall directly pay or, at its election, reimburse such Participant for continued health coverage premiums for the Participant and the Participant’s covered dependents (in an amount determined based on the same benefit levels as would have applied if the Participant’s employment had not been terminated based on the Participant’s elections in effect as of the Participant’s Termination of Employment) for the period commencing on such Termination of Employment and ending on the earliest of (i) the expiration of the Severance Period, (ii) the date such Participant is no longer eligible for COBRA continuation (or equivalent) coverage, and (iii) the date on which the Participant becomes eligible to receive group health plan coverage from another employer (such period, the “Benefits Continuation Period”). Notwithstanding the foregoing, (x) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the Benefits Continuation Period to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (y) the Company is otherwise unable to continue to cover the Participant under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company reimbursement shall thereafter be paid to the Participant in substantially equal monthly installments over the Benefits Continuation Period (or the remaining portion thereof). (c) Any unvested Awards held by a Participant which are outstanding as of the date of such Participant’s Termination of Employment due to a Qualifying Standard Termination will be treated consistent with the terms of the Company Equity Plans and such Participant’s applicable Award agreements thereunder (including all award notices and Award Documents (as defined therein) incorporated therein by reference). (d) Any Termination of Employment of a Participant shall be communicated by a written notice of termination delivered by the Company or Participant, as applicable, and shall specify a date of Termination of Employment in accordance with the applicable Notice Period for such Participant’s Termination of Employment. With respect to a Participant’s Qualifying Standard Termination, during the Standard Notice Period, a Participant shall remain employed and on the Company’s payroll as a continuous service (and, to dispel doubt, the Company Group will not have a right to elect to pay a Payment In Lieu with respect to such Participant’s Qualifying Standard Termination) and shall have the right to receive (i) the Participant’s Base Salary and all Allowances incurred thereupon, and all other rights and benefits applicable to such Participant’s regular employment or service term under the Employment Agreement or any applicable Award agreement, in accordance with the Company’s normal payroll practices over the Standard Notice Period; and (ii) any unpaid Prior Year Performance-Based Compensation; provided that, during the Standard Notice Period, the Participant shall not be required to report to the Company’s offices and shall only be required to perform the Transition Services. For the avoidance of doubt, the terms and conditions of this Section 4.1(d) with respect to a Standard Notice Period, including the provisions relating to applicable compensation and benefits, shall supersede any notice period terms and conditions set forth in an Employment Agreement that would otherwise apply with respect to a Qualifying Standard Termination.

4 4.2 Qualifying CIC Termination. In the event of a Participant’s Qualifying CIC Termination, the Participant shall be entitled to receive the compensation and benefits described in this Section 4.2. (a) The Participant shall be entitled to receive the Accrued Obligations, which shall be paid as soon as reasonably practicable (and no later than 30 days) after the date of Termination of Employment. For purposes of this Section 4.2, a Participant shall have the right to receive any unpaid Prior Year Performance-Based Compensation. In addition, the Participant shall have the right to receive the Target Bonus for the year in which the Deemed Termination Date occurs, prorated based on the number of days elapsed prior to the Deemed Termination Date (the “Prorated Target Bonus”), which Prorated Target Bonus shall be paid as soon as reasonably practicable (and no later than 30 days) after the date of Termination of Employment. (b) Additionally, provided that the Participant executes the Release prior to the applicable Release Deadline and such Release then becomes effective and irrevocable in accordance with its terms, subject to Section 16, the Participant shall be entitled to receive the following severance payments and benefits (the “CIC Severance Benefits”): (1) The Company shall pay the Participant an amount equal to the product of Participant’s (I) CIC Base Salary Severance Multiplier and (II) Base Salary Rate, which amount shall be paid in a lump sum as soon as reasonably practicable (and no later than 30 days) after the date of such Participant’s Termination of Employment (the “CIC Severance Payment”). For the avoidance of doubt, the CIC Severance Payment is paid in addition to any amounts payable by the Company Group during the CIC Notice Period, and with respect to any Participant for which the Company Group has elected to pay a Payment In Lieu, the amount payable under this Section 4.2(b)(1) does not include any such Payment In Lieu and shall be made in addition to such Payment In Lieu. (2) With respect to a Tier I Participant, the Company shall also pay such Tier I Participant an amount equal to the product of such Tier I Participant’s applicable (I) CIC Bonus Severance Multiplier and (II) Target Bonus, which shall be paid in a lump sum as soon as reasonably practicable (and no later than 30 days) after the date of Termination of Employment. (3) Subject to the requirements of the Code, if a Participant properly elects healthcare continuation coverage under the Company’s group health insurance plans pursuant to COBRA (or an equivalent coverage outside of the United States, to the extent the Company generally provides health benefits in excess of statutory government-provided health insurance), to the extent applicable, then the Company shall directly pay or, at its election, reimburse such Participant for continued health coverage premiums for the Participant and the Participant’s covered dependents (in an amount determined based on the same benefit levels as would have applied if the Participant’s employment had not been terminated based on the Participant’s elections in effect as of the Participant’s Termination of Employment) for the period commencing on such Termination of Employment and ending on the earliest of (i) the expiration of the Severance Period, (ii) the date such Participant is no longer eligible for COBRA continuation (or equivalent) coverage, and (iii) the date on which the Participant becomes eligible to receive group health plan coverage from another employer (such period, the “CIC Benefits Continuation

5 Period”). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the CIC Benefits Continuation Period to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A- 1(a)(5), or (ii) the Company is otherwise unable to continue to cover the Participant under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company reimbursement shall thereafter be paid to Participant in substantially equal monthly installments over the CIC Benefits Continuation Period (or the remaining portion thereof). (c) Any unvested Awards held by a Participant which are outstanding as of the date of such Participant’s Termination of Employment due to a Qualifying CIC Termination (including, for the avoidance of doubt, any contingent rights to receive payment with respect to any Awards that are outstanding immediately prior to a Change in Control) will become vested in full immediately as of such date, with the vesting of any performance-based Awards to be determined based on deemed satisfaction of the applicable performance metrics at the target level of performance. (d) Any Termination of Employment of a Participant shall be communicated by a written notice of termination delivered by the Company or Participant, as applicable, and shall specify a date of Termination of Employment in accordance with the applicable Notice Period for such Participant’s Termination of Employment. With respect to a Participant’s Qualifying CIC Termination, during the CIC Notice Period a Participant shall have the right to receive (i) such Participant’s Base Salary and all Allowances incurred thereupon, and all other rights and benefits applicable to Participant’s regular employment or service term under such Participant’s Employment Agreement, in accordance with the Company’s normal payroll practices over the CIC Notice Period, or a Payment In Lieu thereof, as the Company Group may elect at its sole discretion and (ii) any unpaid Prior Year Performance-Based Compensation; provided that, in the event a Participant remains employed during the CIC Notice Period, the Participant shall not be required to report to the Company’s offices and shall only be required to perform the Transition Services. For the avoidance of doubt, the terms and conditions of this Section 4.2(d) with respect to a CIC Notice Period, including the provisions relating to applicable compensation and benefits, shall supersede any notice period terms and conditions set forth in an Employment Agreement that would otherwise apply with respect to a Qualifying CIC Termination. 5. EARLY RETIREMENT BENEFITS 5.1 The Administrator may decide, at its sole discretion at any time, to designate any Israeli Participant as a “Retirement Eligible Participant”; provided that, unless otherwise determined by the Administrator, no Participant shall be designated as a Retirement-Eligible Participant unless such Participant (A) is at least sixty (60) years old and (B) has completed, or at the elapse of the CIC Notice Period will complete, a minimum of five (5) consecutive years of service with the Company Group.

6 5.2 In the event of a Retirement Eligible Participant’s Qualifying CIC Termination, provided that the Retirement Eligible Participant executes the Release prior to the applicable Release Deadline and such Release then becomes effective and irrevocable in accordance with its terms, subject to Section 16, the Company shall pay the Retirement Eligible Participant an amount equal to the product of such Retirement Eligible Participant’s (I) Retirement Eligible Participant Base Salary Multiplier and (II) Base Salary Rate, which amount shall be paid in a lump sum as soon as reasonably practicable (and no later than 30 days) after the date of such Retirement Eligible Participant Participant’s Termination of Employment. For the avoidance of doubt, such payment is paid in addition to any amounts payable by the Company Group under this Plan, including, without limitation, any amount payable during the CIC Notice Period, and with respect to any Retirement Eligible Participant for which the Company Group has elected to pay a Payment In Lieu, the amount payable under this Section 5.2 does not include any such Payment In Lieu, and shall be made in addition to such Payment In Lieu, Prorated Target Bonus, CIC Severance Benefits, or any other payment hereunder. 6. TERMINATION OF EMPLOYMENT FOR CAUSE In the event of a Participant’s Termination of Employment by the Company for Cause at any time, the Participant shall be entitled to receive only the Accrued Obligations (other than any earned but unpaid bonus for any prior completed fiscal years of the Company and Prior Year Performance-Based Compensation) and any other benefits as set forth in the Participant’s individual Employment Agreement or as otherwise required by applicable law, and shall also not be entitled to any other severance compensation or benefits hereunder. For the avoidance of doubt, unless required otherwise under law, the Participant is not entitled to any Notice Period or a Payment In Lieu upon a Termination of Employment by the Company for Cause. 7. OTHER TERMINATIONS OF EMPLOYMENT In the event of a Participant’s Termination of Employment as a result of termination by the Company due to death, Disability or resignation by the Participant without Good Reason, the Participant shall be entitled to receive the compensation and benefits described in this Section 7. 7.1 Accrued Obligations. The Participant shall be entitled to receive the Accrued Obligations. 7.2 Statutory Entitlements. Without derogating from anything herein contained, the Participant shall be entitled to receive statutory severance entitlements and benefits under applicable local law. 7.3 Equity Treatment. The terms of the Company Equity Plans and the Participant’s applicable award agreements thereunder (or any term hereunder or under the Participant’s Employment Agreement or other instrument) shall continue to apply with respect to the Awards, including any provisions related to Termination of Employment due to the Participant’s death, Disability or resignation without Good Reason.

7 7.4 Notice Period. In the event of a Participant’s Termination of Employment due to resignation without Good Reason, the Participant shall be entitled to receive payments and benefits described in Sections 7.1, 7.2 and 7.3, in each case, through the end of the Standard Notice Period, regardless of whether the Participant remains employed during the Standard Notice Period or receives a Payment in Lieu, and shall not be entitled to any other severance compensation or benefits hereunder. For the avoidance of doubt, the terms and conditions of this Section 4.17.4 with respect to a Standard Notice Period, including the provisions relating to applicable compensation and benefits, shall supersede any notice period terms and conditions set forth in an Employment Agreement that would otherwise apply with respect to a Termination of Employment by Participant without Good Reason. 8. FEDERAL EXCISE TAX UNDER SECTION 4999 OF THE CODE Unless a written Employment Agreement between (i) a Participant (other than a Participant who is not a United States taxpayer) and (ii) a member of the Company Group in effect at the time of the Participant’s Termination of Employment provides otherwise for the treatment of excess parachute payments under Section 280G of the Code and the Treasury Regulations thereunder (“Section 280G”): 8.1 In the event that any payment or benefit received or to be received by the Participant pursuant to this Plan or otherwise (collectively, the “Payments”) would subject the Participant to any excise tax pursuant to Section 4999 of the Code (the “Excise Tax”) due to the characterization of such Payments as an excess parachute payment under Section 280G of the Code, then, notwithstanding the other provisions of this Plan, the amount of such Payments to such Participant will not exceed the amount which produces the greatest after-tax benefit to the Participant (taking into account any Excise Tax imposed, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). For purposes of this Section 7.1, if the Payments must be reduced, then such Payments shall be reduced in such manner (and in such order) as determined by the Company in good faith based on determinations of the 280G Advisor (as defined below) and such determination by the Company shall be final, binding and conclusive on the applicable Participant. 8.2 Determination by 280G Advisor. Upon the occurrence of any event that would give rise to any Payments pursuant to this Plan (an “Event”), the Company shall request a determination to be made in connection with the Event by a nationally recognized independent public accounting firm or other third-party advisor with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “280G Advisor”) of the amount and type of such Payments which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the 280G Advisor may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the 280G Advisor such information and documents as the 280G Advisor may reasonably request in order to make its required determination. The Company shall bear all fees and expenses the 280G Advisor may reasonably charge in connection with their services contemplated by this Section.

8 9. ENTIRE PLAN; RELATION TO OTHER AGREEMENTS. Except as otherwise set forth herein or otherwise agreed to in writing between the Company Group and a Participant, including any individual Employment Agreement, Company Equity Plans (including applicable award agreements thereunder) and other Company policies, the Plan contains the entire understanding of the parties relating to the subject matter hereof and supersedes any prior agreement, arrangement and understanding between any Participant and the Company Group, with respect to the subject matter hereof (including, without limitation, any applicable provisions in any Employment Agreement). All other rights, benefits and compensation otherwise due to a Participant in connection with the Participant’s Termination of Employment under the Employment Agreement or Company Group’s policies which are outstanding as of the date of Participant’s Termination of Employment, or the applicable law, and are not addressed in the Plan, shall continue to apply. If requested by the Company, Participants shall agree to sign an acknowledgment regarding their participation in the Plan and their agreement to comply with the terms set forth therein. With respect to the Israeli Participants, this Plan shall not override the application of the General Approval regarding Employers’ Payments to a Pension Fund and Insurance Fund In Lieu of Severance Pay issued by virtue of Section 14 of the Severance Pay Law 5723-1963 by the Labor Minister, dated June 30, 1998 (as amended and as may be amended from time to time). 10. ADMINISTRATION 10.1 This Plan is administered by the Administrator. The Administrator, from time to time, may also appoint such individuals to act as the Administrator’s representatives as the Administrator considers necessary or desirable for the effective administration of the Plan. 10.2 The Administrator, from time to time, may adopt such rules and regulations as may be necessary or desirable for the proper and efficient administration of the Plan and as are consistent with the terms of the Plan; provided, however, that, notwithstanding the foregoing, no such new or additional rules and regulations will adversely affect any rights or obligations of any Participant to receive any payments or benefits due or payable under this Plan prior to such adoption of new rules and regulations without such Participant’s consent. 10.3 In administering the Plan, the Administrator (and its appointed representative) shall act in good faith and have the sole and absolute discretionary authority to construe and interpret the provisions of the Plan (and any related or underlying documents or policies), to interpret applicable law, and make factual determinations thereunder, including the authority to determine the eligibility of employees and the amount of benefits payable under the Plan. Any interpretation of this Plan and any decision on any matter within the discretion of the Administrator made by the Administrator in good faith is binding on all persons. Notwithstanding the discretion granted to the Administrator, if its decision is challenged in a legal proceeding, the Administrator interpretations and determinations will be reviewed under a preponderance of the evidence standard. 10.4 The Administrator keeps records of this Plan and is responsible for the administration of this Plan.

9 10.5 If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Administrator in its sole and absolute discretion, the provision shall be considered ambiguous and shall be interpreted by the Administrator in good faith and in a fashion consistent with its intent, as determined in the sole and absolute discretion of the Administrator. 10.6 This Section may not be invoked by any employee, any Participant or other person to require this Plan to be interpreted in a manner inconsistent with its interpretation by the Administrator. 10.7 The Company will pay all costs of administration, except as provided with respect to disputes below. 11. CLAIMS FOR BENEFITS 11.1 ERISA Plan. This Plan is intended to be (a) an employee welfare plan as defined in Section 3(1) of ERISA and (b) a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of the Company Group. This document is intended to constitute both the Plan document and the Plan’s Summary Plan Description. 11.2 Application for Benefits. All applications for payments and/or benefits under the Plan (“Benefits”) shall be submitted to the Administrator with a copy to the Company’s General Counsel, at the addresses indicated in the “Contacts for Claims and Appeals” section of this Plan. Applications for Benefits must be in writing on forms acceptable to the Administrator and must be signed by the Participant, beneficiary or other person (the “Claimant”). A Claimant may authorize a representative to act on his or her behalf with respect to any claim under the Plan. Claims for Benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor regulations and guidance thereunder, if and to the extent applicable to such Participant. The Administrator reserves the right to require the Claimant to furnish such other proof of the Claimant’s expenses, including without limitation, receipts, canceled checks, bills, and invoices as may be required by the Administrator. 11.3 Appeal of Denial of Claim. (a) If a Claimant’s claim for Benefits is denied, the Administrator shall provide notice to the Claimant in writing of the denial within ninety (90) days after its submission. The notice shall be written in a manner calculated to be understood by the Claimant and shall include: (1) The specific Benefits that were denied and the reason or reasons for the denial; (2) Specific references to the Plan provisions on which the denial is based;

10 (3) A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and (4) An explanation of the Plan’s claims review procedures and a statement of claimant’s right to bring a civil action under ERISA Section 502(a), subject to the Plan’s arbitration provisions, following a final adverse benefit determination. (b) If special circumstances require an extension of time for processing the initial claim, a written notice of the extension, the reason therefor, and the date by which the Administrator expects to render a decision shall be furnished to the Claimant before the end of the initial ninety (90) day period. In no event shall such extension exceed ninety (90) days. (c) If a claim for Benefits is denied, the Claimant, at the Claimant’s sole expense, may submit a written appeal of the denial to the Administrator within sixty (60) days of the receipt of written notice of the denial, at the address indicated in the “Contacts for Claims and Appeals” section of the Plan. In pursuing such appeal the Claimant: (1) will be provided, upon request and without charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits; (2) may submit written comments, documents, records and other information relating to the claim; and (3) will receive a review that takes into account all comments, documents, records and other information submitted by the Claimant relating to the appeal, without regard to whether such information was submitted or considered in the initial benefit determination. (d) The Administrator will conduct a full and fair review of the claim and the initial claim denial. The decision on review shall be made within thirty (30) days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than sixty (60) days after receipt of the request for review. If such an extension of time is required, written notice of the extension shall be furnished to the Claimant before the end of the original thirty (30) day period and shall indicate the special circumstances requiring such extension of time and the date by which the Administrator expects to render the decision on review (not to exceed sixty (60) days after receipt of the request for review). The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the Claimant, and, if the decision on review is a denial of the appealed claim for Benefits, shall include: (1) The specific Benefits that were denied and the reason or reasons for the denial; (2) Specific references to the Plan provisions on which the denial is based;

11 (3) A statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for Benefits; and (4) A statement of claimant’s right to bring a civil action under ERISA Section 502(a), subject to the Plan’s arbitration provisions. 11.4 Disputes Subject to Arbitration. Except as provided in Section 10.6, any claim, dispute or controversy arising out of this Plan, the interpretation, validity or enforceability of this Plan or the alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association (“AAA”) or as otherwise required by ERISA; provided, however, that (a) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to trade secrets, confidential and proprietary information or other intellectual property; and (b) this arbitration provision shall not preclude the parties from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of intellectual property. Such arbitration shall be conducted in accordance with the then-existing AAA Employment Arbitration Rules and Mediation Procedures. The rules can be found at https://www.adr.org/employment, or a copy will be provided upon request. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. (a) Site of Arbitration. The site of the arbitration proceeding shall be in New York City, New York or any other site mutually agreed to by the Company and the Participant. (b) Costs and Expenses Borne by Company. All costs and expenses of arbitration shall be paid by the Company. Notwithstanding the foregoing, if the Participant initiates the arbitration, and the arbitrator finds that the Participant’s claims were totally without merit or frivolous, then the Participant shall be responsible for the Participant’s own attorneys’ fees and costs. 11.5 If any judicial proceeding is undertaken to appeal or arbitrate the denial of a claim or bring any other action under ERISA other than a breach of fiduciary duty claim, the evidence presented may be strictly limited to the evidence timely presented to the Administrator. In addition, any such judicial proceeding must be filed no later than two (2) years from the date of the final adverse benefit determination of an applicant’s appeal of the denial of his or her claim for benefits. Notwithstanding the foregoing, if the applicable, analogous state statute of limitations has run or will run before the aforementioned two (2)-year period, the state’s statute of limitations shall be controlling. 11.6 Notwithstanding the foregoing, any claim, dispute or controversy arising out of this Plan, the interpretation, validity or enforceability of this Plan or the alleged breach thereof with respect to any Israeli Participant shall not be subject to binding arbitration pursuant to Section 10.4 but, unless otherwise required by ERISA, shall instead be subject to the exclusive jurisdiction of the courts of the State of Israel.

12 12. NO CONTRACT OF EMPLOYMENT Neither the establishment of the Plan, nor any amendment thereto, nor the payment of any benefits shall be construed as giving any person the right to be retained by the Company, a Successor or any other member of the Company Group. In addition, nothing in this Plan shall in any manner obligate any Successor or other member of the Company Group to offer employment to any Participant or to continue the employment of any Participant whom it does hire for any specific duration of time. 13. SUCCESSORS AND ASSIGNS 13.1 Successors of the Company. The Company shall require any Successor, expressly, absolutely and unconditionally to assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such agreement shall be a material breach of this Plan and shall entitle each of the Participants to resign for Good Reason and to receive the benefits provided under this Plan in the event of a Qualifying Termination, as applicable. 13.2 Acknowledgment by Company. If, after a Change in Control, the Company fails to reasonably confirm that it has performed the obligation described in Section 13.1 within thirty (30) days after written notice from the Participant, such failure shall be a material breach of this Plan and shall entitle the Participant to resign for Good Reason and to receive the benefits provided under this Plan in the event of a Qualifying CIC Termination. 13.3 Heirs and Representatives of Participant. This Plan shall inure to the benefit of and be enforceable by a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devises, legatees or other beneficiaries. If the Participant should die while any amount would still be payable to the Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if the Participant had continued to live, then all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Participant’s estate. 14. NOTICES 14.1 General. For purposes of this Plan, notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, or when sent by electronic mail (email) to the recipient’s designated email address, as follows: (a) if to the Company: Attn: General Counsel Kaltura, Inc. 250 Park Avenue South, 10th Floor

13 New York, New York 10003 Email: ziki.maayan@kaltura.com With a copy to: Attn: Chief Human Resources Officer Kaltura, Inc. 250 Park Avenue South, 10th Floor New York, New York 10003 Email: sigal.srur@kaltura.com (b) if to the Participant, at the home address or electronic mail (email) address which the Company has in its personnel records. Either party may provide the other with notices of change of address, which shall be effective upon receipt. 14.2 Notice of Termination. Any termination by the Company of the Participant’s employment or any resignation by the Participant shall be communicated by a notice of termination or resignation to the other party hereto given in accordance with Sections 4.1(d), 4.2(d) or 7.4 and delivered in accordance with Section 14.1 above or in such other manner as set forth in the applicable Employment Agreement. Such notice shall indicate, among others, the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date. 15. TERMINATION AND AMENDMENT OF PLAN The Plan may be terminated or amended by the Board in its sole discretion; provided, however, that, notwithstanding the foregoing, no termination or amendment of the Plan will adversely affect any rights or obligations to provide payments or benefits due or payable hereunder prior to such termination or amendment; and provided, further, that notwithstanding the foregoing, during a Change in Control Period, the Plan may not be terminated, supplemented or amended, and compliance with any of the terms of this Plan may not be waived, until the date all payments and benefits eligible to be received hereunder by any Participant shall have been paid in full. Additionally, any amendment or modification of the Plan in a manner adversely affecting any Participant’s rights hereunder (including any removal of a Participant from Appendix B), shall require such Participant’s prior written consent. 16. SECTION 409A 16.1 General. To the extent applicable, with respect to Participants who are United States taxpayers, the payments and benefits under the Plan are intended to comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, the Plan shall be interpreted to be in compliance with or exempt from Section 409A. If the Company determines that any particular provision of the Plan would cause a Participant to incur any tax or interest under Section 409A, the Company may, but is not obligated to, take commercially reasonable efforts to

14 reform such provision to the minimum extent reasonably appropriate to comply with or be exempt from Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision of the Plan is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Participants and the Company of the applicable provision without resulting in the imposition of a tax under Section 409A. Notwithstanding the foregoing, this Section 15.1 does not create an obligation on the part of the Company to make any such modification or take any other action, and the Company does not guaranty or accept any liability for any tax consequences to the Participants under the Plan. 16.2 Specified Employee. Notwithstanding anything to the contrary in the Plan, if the Company determines at the time of a Participant’s Separation from Service that the Participant is a “specified employee” for purposes of Section 409A, then, to the extent delayed commencement of any portion of the benefits to which a Participant is entitled under the Plan is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Participant’s benefits shall not be provided to the Participant before the earlier of (i) the expiration of the six (6)-month period measured from the date of the Participant’s Separation from Service with the Company or (ii) the date of the Participant’s death. On the first business day following the expiration of the applicable delay, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to the Participant (or the Participant’s estate or beneficiaries), and any remaining payments due to the Participant under the Plan shall be paid as otherwise provided herein. 16.3 Separation from Service. Notwithstanding anything to the contrary in the Plan, any compensation or benefit payable under the Plan that constitutes “nonqualified deferred compensation” under Section 409A and is designated under the Plan as payable upon a Participant’s Termination of Employment shall be payable only upon the Participant’s Separation from Service with the Company. 16.4 Expense Reimbursements. To the extent that any reimbursements payable under the Plan are subject to Section 409A, any such reimbursements shall be paid to the Participant no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and a Participant’s right to reimbursement under the Plan will not be subject to liquidation or exchange for another benefit. 16.5 Installments. For purposes of applying the provisions of Section 409A to the Plan, each separately identified amount to which a Participant is entitled under the Plan shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, the right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

15 16.6 Release. Notwithstanding anything to the contrary in the Plan, to the extent that any payments due under the Plan as a result of a Participant’s Termination of Employment are subject to the Participant’s execution of the Release, (a) no such payments shall be made unless and until such Release has been so executed prior to the Release Deadline and has become effective and irrevocable in accordance with its terms, and (b) any payments delayed pursuant to Section 15.6 shall be paid in lump sum on the first payroll date following the Release becoming effective and irrevocable; provided that, in any case where the Participant’s Termination of Employment and the Release Deadline fall in two (2) separate taxable years, any payments required to be made to the Participant that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. 17. MISCELLANEOUS PROVISIONS 17.1 Unfunded Obligation. Any amounts payable to Participants pursuant to the Plan are unfunded obligations. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Board or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company. 17.2 No Duty to Mitigate; Obligations of Company. A Participant shall not be required to mitigate the amount of any payment or benefit contemplated by this Plan by seeking employment with a new employer or otherwise, nor shall any such payment or benefit (except as explicitly set forth herein) be reduced by any compensation or benefits that the Participant may receive from employment by another employer. Except as otherwise provided by this Plan, the obligations of the Company to make payments to the Participant and to make the arrangements provided for herein are absolute and unconditional and may not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Participant or any third party at any time. 17.3 No Representations. The Participant acknowledges that in becoming a Participant in the Plan, the Participant is not relying and has not relied on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Plan. 17.4 Waiver. No waiver by any Participant or the Company of any breach of, or of any lack of compliance with, any condition or provision of this Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time. 17.5 Choice of Law. The Plan is a welfare plan subject to ERISA and it shall be interpreted, administered, and enforced in accordance with that law. To the extent that state law is applicable, the internal laws of the state of Delaware without regard to any conflict of laws

16 provisions shall be controlling in all matters relating to this Plan unless mandatory provisions of the laws of State of Israel apply. Notwithstanding the foregoing, with respect to the Israeli Participants, this Plan shall be interpreted, administered, and enforced in accordance with applicable Israeli employment laws, including but not limited to the Israeli Severance Pay Law, the Advance Notice Law, the Annual Leave Law, and Section 14 arrangements, where applicable. 17.6 Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect. 17.7 Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner, and no attempted transfer or assignment thereof shall be effective. No right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. 17.8 Taxes. The Participant shall bear sole and full responsibility for all taxes that apply to any payments or deemed payments made or deemed made pursuant to this Plan. All payments or deemed payments made or deemed made pursuant to this Plan will be subject to withholding of applicable income and employment taxes pursuant to any applicable law or regulation. However, whether cash severance amounts are eligible compensation under the Company’s benefit plans will be determined by the terms of such plans. 17.9 Information to be Furnished by Participants. Each Participant must furnish to the Company such documents, evidence, data or other information as the Company considers necessary or desirable for the purpose of administering this Plan. Benefits under this Plan for each Participant are provided on the condition that the Participant furnishes full, true and complete data, evidence or other information, and that the Participant will promptly sign any document related to the Plan, reasonably requested by the Company. 17.10 Consultation with Legal, Financial and Tax Advisors. The Participant acknowledges that this Plan confers significant legal rights, may also involve the waiver of rights under other agreements, and may affect the tax route under which the Awards were and/or will be issued to the Participant; that the Company has encouraged the Participant to consult with the Participant’s personal legal, financial and tax advisors; and that the Participant has had adequate time to consult with the Participant’s advisors.

17 CONTACTS FOR CLAIMS AND APPEALS ADMINISTRATOR: Compensation Committee of the Board Attention: Naama Halevi Davidov Chairman of the Compensation Committee of the Board Email: naamahalevi@gmail.com Address for Participants employed by Kaltura Ltd.: Katura Ltd. Allied Tower, 9 Ben-Gurion Road, Bnei-Brak, Israel 5126014 Address for Participants employed by Kaltura Europe Limited: Kaltura (Europe) Ltd. 4th Floor, LABs House, 16-19 Bloomsbury, London, WC1A 2BA, UK Address for all other Participants: Kaltura, Inc. 250 Park Avenue South, 10th Floor New York, New York 10003 LEGAL PROCESS: Legal process with respect to the Plan may be served upon the Administrator (in its capacity as Plan Administrator) as set forth above. GENERAL COUNSEL: General Counsel Kaltura, Inc. 250 Park Avenue South, 10th Floor New York, New York 10003 Email: ziki.maayan@kaltura.com

18 APPENDIX A Definitions Whenever used in this Plan, the following terms shall have the meanings set forth below: (a) “2021 Plan” means the Kaltura, Inc. 2021 Incentive Award Plan, as may be amended from time to time. (b) “Administrator” means the Compensation Committee or its designee, provided that with respect to any “office holder” (as such term is defined in the Companies Law) any determination shall be made in accordance with the Companies Law, including, if and to the extent applicable, by the Compensation Committee of the Board, the Board and the sole shareholder of the Company. (c) “Allowances” means (i) with respect to each Israeli Participant, employer contributions to pension plan (e.g., pension fund and/or manager’s insurance), loss of working capability insurance, employer contributions to education fund, vacation days, recreation days (in each case, based on the rates of contributions made by the Company Group immediately prior to the Termination of Employment) or (ii) with respect to all other Participants, the equivalent payments and rights set forth in the applicable Employment Agreement or provided under applicable law. (d) “Awards” means (i) any equity incentive awards issued to the Participant under the Company Equity Plans or (ii) any cash-based compensation or other contingent rights to which such equity incentive awards may be converted, including in connection with a Change in Control. (e) “Base Salary” means a Participant’s monthly or annual, as indicated herein, base salary or consultancy fee (or an aggregate of the combination of both, in case of an engagement through more than one contract), as was paid by the Company Group under the Employment Agreement (or combination of agreements between Participant and the Company) immediately prior to the Termination of Employment; for Israeli Participants, the above term shall refer to their “determining salary” for allocations to their pension plan. (f) “Base Salary Rate” means a Participant’s annual Base Salary rate in effect immediately prior to the Participant’s Termination of Employment, provided, however, that in the event of a Qualifying CIC Termination, the annual Base Salary Rate shall be the higher of the annual Base Salary Rate in effect immediately prior to the Participant’s Termination of Employment or the annual Base Salary Rate in effect immediately prior to the Change in Control. For Israeli Participants, the Base Salary Rate shall also include the annual amount of all Allowances excluding employer contributions to education fund (“Keren Hishtalmut”).

19 (g) “Cause” with respect to a Participant, shall have the meaning set forth in the Employment Agreement between the Participant and the employing member of the Company Group or, if no such Employment Agreement exists or if no such definition is included therein, an award agreement under the 2021 Plan to which the Participant is party, as applicable. (h) “Change in Control” or “CIC” shall have the meaning set forth in the 2021 Plan. (i) “Change in Control Period” means the time period starting on the effective date of a Change in Control and ending on the date that is twelve (12) months following such Change in Control. (j) “CIC Base Salary Severance Multiplier” means, (i) with respect to any Tier I Participant, one and a half (1.5), namely the equivalent of an eighteen (18)-month term, and (ii) with respect to any Tier II Participant, two-thirds (0.667), namely the equivalent of an eight (8)- month term. (k) “CIC Bonus Severance Multiplier” means, with respect to any Tier I Participant, one and a half (1.5). (l) “CIC Notice Period” means (i) with respect to any Tier I Participant, six (6) months and (ii) with respect to any Tier II Participant, four (4) months. (m) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder. (n) “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto and any applicable regulations (including proposed or temporary regulations) and other Internal Revenue Service guidance promulgated thereunder. (o) “Companies Law” means the Israeli Companies Law 5759-1999 and any regulation promulgated thereunder. (p) “Company” means Kaltura, Inc., or a Successor that assumes all of the terms and provisions of this Plan or which otherwise becomes bound by operation of law to this Plan. (q) “Company Equity Plans” means, collectively, the 2007 Stock Option Plan, the 2007 Israeli Share Option Plan, the 2017 Equity Incentive Plan and the 2021 Plan, in each case as amended from time to time (and including any sub-plans thereto) or with respect to Awards that were converted from equity into other rights - similar plans designed for such Awards. (r) “Company Group” means the group consisting of the Company and each present or future parent and subsidiary corporation, other business entity or affiliate thereof. (s) “Deemed Termination Date” means, with respect to a Participant’s Termination of Employment, the last day of the applicable Notice Period (regardless of whether the Participant remained employed through such date or received a Payment In Lieu).

20 (t) “Disability” shall have the meaning set forth in the 2021 Plan. In connection with making such determination, the Company, at its option and expense, shall be entitled to select and retain a physician to confirm the existence of such incapacity or disability, and the determination made by such physician shall be binding on the parties for the purposes of this Plan. (u) “Employment Agreement” means the applicable Participant’s employment, consultancy or services agreement(s) (or the combination thereof, in case of more than one contract) for the employment with, or performance of services for, the Company Group, whether in the form of agreement, offer letter or other instrument, including all amendments, supplements and appendices thereto. (v) “Exchange Act” means the Securities Exchange Act of 1934, as amended. (w) “Good Reason” shall have the meaning set forth in the Employment Agreement between the Participant and the employing member of the Company Group or, if no such employment contract exists or if no such definition is included therein, an award agreement under the 2021 Plan to which the Participant is party, as applicable. (x) “Israeli Participant” means a Participant who is a resident of Israel and is employed by, or performs services for, Kaltura Ltd. or another member of the Company Group located in Israel. (y) “Notice Period” means the period commencing at the delivery of the termination notice or resignation notice, as applicable, until the date of Termination of Employment, equal to a Standard Notice Period or a CIC Notice Period, as applicable, or such longer period explicitly agreed otherwise in writing after the Effective Date, but in no event, less than as required by applicable law. (z) “Participant” means each individual who is an employee and/or a consultant of the Company or any other member of the Company Group who is part of a select group of management or highly compensated employees or consultant and who has been selected and designated in writing by the Administrator to participate in the Plan, and as may be updated or amended by the Administrator from time-to-time. (aa) “Payment In Lieu” means a payment made by the Company Group employer(s) to the Participant in lieu of a Notice Period, for the purpose of waiving such Notice Period, as provided under this Plan. Without prejudicing from the foregoing, the Payment In Lieu shall include, among other things, all the rights and benefits that the Participant should have earned throughout the applicable Notice Period for Participant’s regular employment or service term under the Employment Agreement but for the cessation thereof by virtue of the Company’s Payment In Lieu election. (bb) “Qualifying CIC Termination” means, following the Effective Date and during the Change in Control Period, the Termination of Employment of a Participant by the Company without Cause or by the Participant for Good Reason. For the avoidance of doubt, a Qualifying CIC Termination shall not also be deemed a Qualifying Standard Termination.

21 (cc) “Qualifying Standard Termination” means, following the Effective Date, the Termination of Employment of a Participant by the Company without Cause (other than a Qualifying CIC Termination). (dd) “Qualifying Termination” means a Qualifying Standard Termination or a Qualifying CIC Termination, as applicable. (ee) “Release” means a general release of all known and unknown claims against the Company Group and its affiliates and their equityholders, directors, officers, employees, agents, successors and assigns substantially in the form customarily used by the Company, as provided to the Participant upon Termination of Employment, which for the avoidance of doubt will require a Participant’s continued compliance with any restrictive covenants to which the applicable Participant was subject as of his or her Termination of Employment as well as the Company Group’s satisfaction of its obligations under this Plan, the Employment Agreement and applicable law. (ff) “Release Deadline” means the date which is twenty-one (21) days following the Participant’s Termination of Employment (or forty-five (45) days if necessary to comply with applicable law). (gg) “Retirement Eligible Participant Base Salary Multiplier” means a number representing the number of calendar years (or a portion of a calendar year) from the Termination of Employment until the Retirement Eligible Participant’s retirement age under law. (hh) “Section 409A” means Section 409A of the Code and the Treasury Regulations promulgated thereunder. (ii) “Separation from Service” means a “separation from service” as defined in Section 409A. (jj) “Severance Multiplier” means, (i) with respect to any Tier I Participant, one (1.0) and (ii) with respect to any Tier II Participant, one half (0.5). (kk) “Severance Period” shall, with respect to any Participant, commence upon the effective date of such Participant’s Termination of Employment and end after a period of years (or partial years, if applicable) equal to the Participant’s Severance Multiplier or CIC Base Salary Severance Multiplier, as applicable. (ll) “Specified Employee” means a “specified employee” of the Company as defined in Section 409A. (mm) “Standard Notice Period” means (i) with respect to any Tier I Participant, four (4) months and (ii) with respect to any Tier II Participant, two (2) months. (nn) “Successor” means any successor in interest to substantially all of the business and/or assets of the Company.

22 (oo) “Target Bonus” means the Participant’s target annual cash bonus for the year in which such Participant’s Deemed Termination Date occurs, based on full (100%) target level of performance. (pp) “Termination of Employment” means the termination of the applicable Participant’s employment with, or performance of services for, the Company Group. For the avoidance of doubt, the transfer of employment from one Company Group entity to another without cessation of employment or adverse changes to compensation, benefits and terms of employment shall not constitute a Termination of Employment. Termination of Employment shall be considered effective as of the conclusion of a Notice Period, or, if earlier, the date a Payment In Lieu of such Notice Period is made. (qq) “Tier I Participant” means a Participant who has been designated by the Administrator as a Tier I Participant. (rr) “Tier II Participant” means a Participant who has been designated by the Administrator as a Tier II Participant. (ss) “Transition Services” means the Participant’s remote assistance, during regular business hours, with the proper transfer of Participant’s roles and responsibilities to Participant’s successor, as may be reasonably requested by the Company from time to time during an applicable Notice Period.

23 APPENDIX B Participants Tier I 1. Ron Yekutiel – Chairman, Chief Executive Officer and President Tier II 1. John Doherty – Chief Financial Officer1 2. Sigal Srur – Chief Human Resources Officer 3. Dror Dotan – Chief of Staff 4. Eynav (Navi) Azariya – Chief Product Officer 5. Natan Israeli – Chief Customer Officer 6. Liad Eshkar – Chief Revenue Officer 7. Zohar Babin – Chief Business Development Officer 8. Claire Rotshten – EVP Finance 9. Liron Sharon – EVP FP&A 10. Zvi (Ziki) Maayan – General Counsel & Corporate Secretary 1 Notwithstanding anything contained in this Plan, this Plan will supersede any severance benefits or notice period provisions included in Mr. Doherty’s Offer Letter dated January 15, 2025, as amended.